Exhibit 10.7

EXECUTION VERSION

AMENDMENT NO. 1
TO
TRANSUNION STOCK OPTION AGREEMENT

This Amendment to TransUnion Stock Option Agreement (this “Amendment”) is entered into as of January 1, 2016, by TransUnion (successor to TransUnion Holding Company, Inc.), a Delaware corporation (“Parent”), and constitutes an amendment to the Stock Option Agreements (the “Agreements”) governing grants of options under the TransUnion Holding Company, Inc. 2012 Management Equity Plan (as amended from time to time, the “Plan”). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreements.
WHEREAS, Section 5.9 of the Agreements permits Parent to amend the Agreements without Participant approval if the amendment does not adversely affect the Option in any way;
WHEREAS, Parent desires to amend the Agreements as set forth in this Amendment to provide for the continuation of Performance Vesting Options in the event of a Participant’s Termination of Service due to death or Disability; and
WHEREAS, the Committee has approved the amendment to the Agreements set forth herein in accordance with the terms of the Plan and the Agreements.
NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree and hereby amend the Agreements as follows:
1.Section 3.3(a). Section 3.3(a) of the Agreement is hereby amended and restated to read in its entirety as follows:
(a) Death or Disability. On Participant’s Termination of Service due to death or Disability, (i) the Service Vesting Options will vest and become fully exercisable, (ii) the Performance Vesting Options will remain outstanding and will vest and become fully exercisable to the extent, if any, that the Performance Condition is satisfied in accordance with the terms of Section 3.2; and (iii) the Service Condition applicable to the Performance Vesting Options will be deemed to have been satisfied.
2.Section 3.5(b). Section 3.5(b) of the Agreement is hereby amended and restated to read in its entirety as follows:
(b) (i) for the Service Vesting Options that vest and become fully exercisable as a result of Participant’s Termination of Service due to death or Disability as provided in Section 3.3(a), the first anniversary of Participant’s Termination of Service, and (ii) for Performance Vesting Options that vest and become fully exercisable following Participant’s Termination of Service due to death or Disability as provided in Section 3.3(a), the first anniversary of the date on which the Performance Condition is satisfied;

3.No Further Effect. Except as expressly set forth in this Amendment, this Amendment does not, by implication or otherwise, alter, modify, amend or in any way affect any

Exhibit 10.7

of the terms, conditions, obligations, covenants or agreements contained in the Agreements.
4.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State and regardless of the law that might be applied under principles of conflicts of laws.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TRANSUNION
By:	/s/ MICHAEL J. FORDE
Name: Michael J. Forde
Title:Vice President - Legal & Regulatory and Assistant Secretary